Item 77(Q1):

Amd. #21, effective 10/4/05

FEDERATED WORLD INVESTMENT SERIES, INC.
ARTICLES SUPPLEMENTARY

		FEDERATED WORLD INVESTMENT SERIES, INC., a Maryland corporation having its principal office in the state of Maryland in Baltimore, Maryland
(hereinafter called the "Corporation"), hereby certifies to the State
Department of Assessments and Taxation of Maryland that:

		FIRST:		The Corporation is authorized to issue 3,000,000,000 shares of common stock, par value $0.001 per share, with an aggregate par value of $3,000,000.
These Articles Supplementary do not increase the total authorized capital stock of the Corporation or the aggregate par value thereof.

		SECOND:	The Board of Directors of the Corporation hereby reclassifies all of the authorized but unissued shares of common stock of the Corporation such that the authorized common stock of the Corporation is classified as follows:

	Class	Number of Shares

Federated International Value Fund Class A Shares	300,000,000
Federated International Value Fund Class B Shares	200,000,000
Federated International Value Fund Class C Shares	200,000,000

Federated International Capital Appreciation Fund Class A Shares	500,000,000
Federated International Capital Appreciation Fund Class B Shares	500,000,000
Federated International Capital Appreciation Fund Class C Shares	400,000,000

Federated International High Income Fund Class A Shares	100,000,000
Federated International High Income Fund Class B Shares	100,000,000
Federated International High Income Fund Class C Shares	100,000,000

Federated International Small Company Fund Class A Shares	200,000,000
Federated International Small Company Fund Class B Shares	200,000,000
Federated International Small Company Fund Class C Shares	200,000,000

Total shares	3,000,000,000

		THIRD:	The shares of common stock of the Corporation classified hereby shall be subject to all of the provisions of the Corporation's Charter relating to shares of stock of the Corporation generally and shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption set forth in
Article FOURTH, Section (b) of the Articles of Incorporation and as set
forth below:

		a.  Shares having a common Fund name shall be invested in a common investment portfolio and the assets, liabilities, income, expenses, dividends and related liquidation rights belonging to each investment portfolio and allocated among them and among the various classes invested therein shall be as determined by the Board of Directors of the Corporation in accordance with law.

		b. At such times (which may vary between and among the holders of particular classes of stock invested in a common investment portfolio) as may be determined by the Board of Directors (or with the authorization of the Board of Directors, by the officers of the Corporation) in accordance with the Investment Company Act of 1940, as amended, applicable rules and regulations thereunder, and applicable rules and regulations of the National Association of Securities Dealers, Inc. and reflected in the pertinent registration statement of the Corporation, shares of any particular class of stock invested in any common investment portfolio of the Corporation may be automatically converted into shares of another class of stock invested in the same common investment portfolio of the Corporation based on the relative net asset values of such classes at the time of conversion, subject, however, to any conditions of conversion that may be imposed by the Board of Directors (or with the authorization of the Board of Directors, by the officers of the Corporation) and reflected in the pertinent registration statement of the Corporation as aforesaid.

		FOURTH:	The stock of the Corporation has been reclassified by the Board of
Directors pursuant to authority contained in the Charter of the Corporation.

		IN WITNESS WHEREOF, Federated World Investment Series, Inc. has caused these presents to be signed in its name and on its behalf on September 26, 2005, by its duly authorized officers, who acknowledge that these Articles Supplementary are the act of the Corporation, that to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles are true in all material respects, and that this statement is made under the penalties of perjury.

ATTEST:		FEDERATED WORLD INVESTMENT
		SERIES, INC.

/s/ Todd Zerega		By:  /s/ J. Christopher Donahue
Todd Zerega		J. Christopher Donahue
Assistant Secretary		President



Item 77(Q1):


AMENDMENT #7
TO THE BY-LAWS
OF
FEDERATED WORLD INVESTMENT SERIES, INC.
Effective August 18, 2005
Delete, ARTICLE IX, INDEMNIFICATION in its entirety and replace with the following:
ARTICLE IX
INDEMNIFICATION

	Section 1. INDEMNIFICATION OF DIRECTORS AND OFFICERS. The Corporation shall indemnify its directors to the fullest extent that indemnification of directors is permitted by the Maryland General Corporation Law. The Corporation shall indemnify its officers to the same extent as its directors and to such further extent as is consistent with law. The Corporation shall indemnify its directors and officers who while serving as directors or officers also serve at the request of the Corporation as a director, officer, partner, trustee, employee, agent or fiduciary of another corporation, partnership joint venture, trust, other enterprise or employee benefit plan to the fullest extent consistent with law. The indemnification and other rights provided by this Article shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. This Article shall not protect any such person against any liability to the Corporation or any Shareholder thereof to which such person would otherwise be subject by reason of (i) willful misfeasance, (ii) bad faith, (iii) gross negligence or
(iv) reckless disregard of the duties involved in the conduct of his office ("disabling conduct").

	Section 2. ACTION BY DIRECTOR AGAINST THE CORPORATION. With respect to any action, suit or other proceeding voluntarily prosecuted by any indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such indemnitee
(i) was authorized by a majority of the Directors or (ii) was instituted by the indemnitee to enforce his rights to indemnification hereunder in a case in which the indemnitee is found to be entitled to such indemnification.

	Section 3. SURVIVAL. The rights to indemnification set forth herein shall continue as to a person who has ceased to be a Director or officer of the Corporation and shall inure to the benefit of his heirs, executors and personal and legal representatives.

	Section 4.  AMENDMENTS. References in this Article are to the Maryland General
Corporation Law and to the Investment Company Act of 1940, as from time to time amended.  No amendment or restatement of these by-laws or repeal of any of its provisions shall limit or eliminate any of the benefits provided to any person who at any time is or was a Director or officer of the Corporation or otherwise entitled to indemnification hereunder in respect of any act or omission that occurred prior to such amendment, restatement or repeal.

	Section 5. PROCEDURE. Notwithstanding the foregoing, no indemnification shall be made hereunder unless there has been a determination (i) by a final decision on the merits by a court or other body of competent jurisdiction before whom the issue of entitlement to indemnification hereunder was brought that such indemnitee is entitled to indemnification hereunder or, (ii) in the absence of such a decision, by (1) a majority vote of a quorum of those Directors who are neither "interested persons" of the Corporation (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding ("Disinterested Non-Party Directors"), that the indemnitee is entitled to indemnification hereunder, or (2) if such quorum is not obtainable (or even if obtainable, if such majority so directs) independent legal counsel in a written opinion concludes, based on a review of readily available facts
(as opposed to a full trial-type inquiry) that the indemnitee should be entitled to indemnification hereunder. All determinations to make advance payments in connection with the expense of defending any proceeding shall be authorized and made in accordance with the immediately succeeding paragraph
(f) below.

	Section 6. ADVANCES. Any current or former director or officer of the Corporation seeking indemnification within the scope of this Article shall be entitled to advances from the Corporation for payment of the reasonable expenses incurred by him in connection with the matter as to which he is seeking indemnification in the manner and to fullest extent permissible under the Maryland General Corporation Law. The person seeking indemnification shall provide to the Corporation a written affirmation of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addition, at least one of the following additional conditions shall be met: (a) the person seeking indemnification shall provide a security in form and amount acceptable to the Corporation for his undertaking; (b) the Corporation is insured against losses arising by reason of the advance, or
(c) a majority of a quorum of Disinterested Non-Party Directors, or independent legal counsel, in a written opinion, shall be determined, based on a review of facts readily available to the Corporation at the time the advance is proposed to be made, that there is reason to believe that the person seeking indemnification will ultimately be found to be entitled to indemnification.

      Section 7. OTHER RIGHTS. The rights accruing to any indemnitee under these provisions shall not exclude any other right which any person may have or hereafter acquire under the Articles of Incorporation or the by-laws of the Corporation, by contract or otherwise under law, by a vote of stockholders or Directors who are "disinterested persons" (as defined in Section 2(a)(19) of the 1940 Act) or any other right to which he may be lawfully entitled.
      Section 8. INDEMNIFICATION OF EMPLOYEES AND AGENTS. Subject to any limitations provided by the Investment Company Act of 1940 Act or otherwise under the Articles of Incorporation or the by-laws of the Corporation, contract or otherwise under law, the Corporation shall have the power and authority to indemnify and provide for the advance payment of expenses to employees, agents and other persons providing services to the Corporation or serving in any capacity at the request of the Corporation to the full extent permitted by applicable law, provided that such indemnification has been approved by a majority of the Directors.